                                                                     Exhibit 7



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Experts" in the Post-Effective Amendment No. 6 to the Registration Statement (Form S-6 No. 333-42479) pertaining to the Lincoln Life Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) February 2, 2001, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2001, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account M.


                                         /s/ Ernst & Young LLP
                                         ---------------------
                                         Ernst & Young LLP


Fort Wayne, Indiana
April 16, 2001